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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE


[AET LOGO APPEARS HERE]



Applied Extrusion Technologies, Inc.
3 Centennial Drive, Peabody, MA 01920
978-538-1500 . Fax 978-538-1557


                                       Contact:  Anthony J. Allott
                                                 Vice President and
                                                 Chief Financial Officer
                                                 (978) 538-1516



FOR IMMEDIATE RELEASE
---------------------


                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                  COMPLETES ACQUISITION OF ASSETS OF QPF, LLC


BOSTON, MA, July 2, 2001 - Applied Extrusion Technologies, Inc. (Nasdaq: AETC) today announced that it has completed its acquisition of certain assets of QPF, LLC, the oriented polypropylene (OPP) films business of Hood Companies. Assets acquired include the machinery and equipment, intellectual property, intangibles and inventory of the business. All of the machinery and equipment will be dismantled after the acquisition. Certain of these assets will be utilized in AET plants to offset future capital requirements, and the remainder will be utilized for spare parts or scrapped. The purchase price for the QPF assets was approximately $23,000,000, of which $15,000,000 was paid in cash using some of the proceeds from the Company's recent bond offering, and the remainder was paid with an inventory note.

"This transaction is a very important event for both AET and the OPP films industry," commented Thomas E. Williams, President and Chief Executive Officer of AET. "It provides an excellent opportunity for AET to leverage its highly efficient manufacturing assets, unparalleled product line breadth and premier sales force. Capitalizing on these strengths, we intend to retain the QPF customers and to fill our excess manufacturing capacity."

"By acquiring QPF, we have a unique opportunity to realize significant synergies," continued Williams. "First, we intend to supply QPF's customers from our existing highly efficient assets, with only minimal incremental fixed costs. Second, we will continue to focus on cost reduction, leveraging our position as the largest OPP films producer in North America. Third, we will avoid the majority of QPF's operating and overhead costs by utilizing AET's existing infrastructure."

In May, Hood Companies reported that they planned to close QPF and exit from the OPP films industry. Today, Hood is permanently closing the QPF production facility. QPF, located in Streamwood, Illinois, had approximately 40 million pounds of OPP film production capacity.
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"Hood's decision to exit the OPP films business and close their plant eliminates a significant portion of the excess capacity in the market," commented Williams. "Utilization levels are expected to tighten further as a result of the continuation of the historical 6 percent average annual growth in OPP films demand combined with minimal announced capacity expansions. Since a $50,000,000 to $60,000,000 capital investment and two years are required to build a new line, plus another six months for ramp up, we expect tight industry capacity for at least the next four years."

"AET's superior market position, combined with improved industry dynamics, will drive strong earnings growth and superior financial returns over the next
several years," continued Williams.   We believe EBITDA should nearly double
from an estimated $40 million in fiscal 2001 to approximately $80 million by fiscal 2003 and that earnings per share should increase from breakeven in fiscal 2001 to over $1.50 per share in fiscal 2003," concluded Williams.

Applied Extrusion Technologies, Inc. is a leading developer and manufacturer of highly specialized plastic films used primarily in consumer product labeling and flexible packaging applications. Through its technological innovations, AET is a leader in the North American oriented polypropylene and apertured films markets.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company's efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.